Exhibit 10.9.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “SERP”) is made and entered into as of the 31st day of March, 1994 by and between TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Corporation”), and ROBERT B. BARNHILL, JR. (the “Executive”).

WHEREAS, the Executive has performed, and is expected to continue to perform, valuable services for the Corporation; and

WHEREAS, the Corporation presently maintains the TESSCO Technologies Incorporated Retirement Savings Plan (the “Plan”), a tax-qualified defined contribution plan; and

WHEREAS, in consideration of the Executive’s past services and as an inducement to the Executive to delay his retirement and to continue in the service of the Corporation, the Corporation desires to supplement the benefits payable to the Executive under the Plan, such supplemental retirement benefits to be paid to the Executive in addition to, and not in lieu of, the Executive’s benefits under the Plan or any other retirement program which may be implemented by the Corporation; and

WHEREAS, the parties desire to set forth the terms of the supplemental retirement benefits to be paid to, or on behalf of, the Executive.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Executive hereby agree, effective as of the Effective Date, as follows:

ARTICLE ONE - DEFINITIONS

For purposes of this SERP, the following terms shall have the following means whenever used in this SERP:

1.0l                              “Cause” shall mean “Cause” as defined in the Employment Agreement between the Executive and the Corporation.

1..02                        “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.

1.03                           “Effective Date” shall mean March 31, 1994.

1.04                           “Normal Retirement Date” shall mean the first day of the month following the Executive’s 62nd birthday.

1.05                           “Service” shall mean active employment for the Corporation in a capacity other than as a director or independent contractor.

1.06                           “Trust” shall mean the trust which may be established by the Corporation pursuant to a trust agreement with the Trustee, as more fully described in Article Four hereof.

1.07                           “Trustee” shall mean any bank, trust company, insurance company, financial institution or other corporate trustee, including the Corporation, selected by Corporation to act as trustee of the Trust.

ARTICLE TWO - CONSTRUCTION OF AGREEMENT

Any payment under this SERP shall be independent of, and in addition to, the payments under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to the Executive or his surviving spouse by the Corporation.  This SERP shall not be construed as a contract of employment and this SERP shall not have the effect of limiting or expanding the rights and obligations of the parties hereto under the Employment Agreement between the parties dated March 31, 1994.

ARTICLE THREE - BENEFITS

3.01                           Normal Retirement Benefit.  If the Executive shall continue in service until his Normal Retirement Date, he shall be entitled to receive a benefit equal to $75,000 per annum payable, at the election of the Executive, in one of the forms described in Section 3.02 hereof.  Payment shall commence on the first day of the month following the later of: (i) the Executive’s termination of Service for any reason other than death or Cause, or (ii) the Executive’s 62nd birthday.

If the Executive terminates Service with the Corporation prior to his Normal Retirement Date for any reason other than death or Cause, he shall be entitled to receive a benefit equal to $75,000 per annum payable, at the election of the Executive, in one of the forms described in Section 3.02 hereof.  Payment shall commence on the Executive’s Normal Retirement Date.

3.02                           Form of Benefit Payment.  The Executive shall elect payment of the benefits provided hereunder in one of the following forms:

(a)                                  Single Life Annuity:  The single life annuity shall provide, at the election of the Executive, monthly, quarterly or annual payments equivalent to the Executive’s benefit determined under Section 3.01 hereof for the Executive’s life.  No benefits shall be payable under this Section 3.02(a) after the death of the Executive.

(b)                                 Joint and 50% Survivor Annuity:  If the Executive is lawfully married at the time payment of the benefits hereunder commences, the Executive may elect to receive payment of benefits in the form of a joint and 50% survivor annuity.  The joint and 50% survivor annuity shall provide, at the election of the Executive, monthly, quarterly or annual payments to the Executive during his life with the provision that after his death, 50% of the periodic benefit will continue during the life of, and will be paid to, the person who was the Executive’s spouse on the date payments hereunder began.

The Executive’s benefit under this Section 3.02(b) will not be actuarially adjusted to reflect the value of the survivor coverage if the Executive’s spouse is no more than five years younger than the Executive.  If the Executive’s spouse is more than five years younger than the Executive, the Executive’s benefit will be actuarially adjusted for such survivor coverage based on the projected incremental value of such coverage over the value of the survivor coverage under a joint and 50% survivor benefit if the Executive’s spouse were exactly five years younger than the Executive.  The actuarial adjustment shall be based on the 1983 Group Annuity Mortality Table and an interest rate of 7.5%.

(c)                                  Joint and 100% Survivor Annuity:  If the Executive is lawfully married at the time payment of benefits hereunder commences, the Executive may elect to receive payment of benefits in the form of a joint and 100% survivor annuity.  The joint and 100% survivor annuity shall provide, at the election of the Executive, monthly, quarterly or annual payments to the Executive during his life with the provision that after his death, 100% of the periodic benefit will continue during the life of, and will be paid to, the person who was the Executive’s spouse on the date payments hereunder began.

The Executive’s benefit will be actuarially adjusted for the survivor coverage based on the projected incremental value of the coverage over the value of the survivor coverage under a joint and 50% survivor annuity if the Executive’s spouse were exactly five years younger than the Executive.  The actuarial adjustment shall be based on the 1983 Group Annuity Mortality Table and an interest rate of 7.5%.

3.03                           Death Benefits.

(a)                                  Death Upon or After Attaining Age 62:  If the Executive dies prior to termination of Service, but coincident with or after his Normal Retirement Date, at a time when he is lawfully married, his surviving spouse shall receive 100% of the benefit the Executive would have received under Section 3.02(a) hereof if the Executive had terminated Service on the day before his death.

(b)                                 Death Before Attaining Age 62:  If the Executive dies prior to termination of Service, and prior to his Normal Retirement Date, at a time when he is lawfully married, his surviving spouse shall receive 100% of the benefit the Executive would have received under Section 3.02(a) hereof if the Executive had terminated Service on the day before his death and elected to receive benefits commencing on the date that would have been his Normal Retirement Date.

(c)                                  Death After Termination of Service:  If the Executive terminates Service for any reason other than Cause, and dies after such termination of Service but prior to his election with regard to payment of benefits hereunder, at a time when he is lawfully married, his surviving spouse shall receive 100% of the benefit the Executive would have received under Section 3.02(a) hereof if the Executive had terminated Service on the day before his death and elected to receive benefits commencing on the date that would have been his Normal Retirement Date.

(d)                                 Death When Not Lawfully Married:  If the Executive dies at a time when he is not lawfully married, no death benefits shall be payable hereunder.

3.04                           Termination for Cause.  If the Executive’s Service for the Corporation is terminated for Cause prior to the Executive’s Normal Retirement Date, no benefits shall be payable under this SERP.

ARTICLE FOUR - FUNDING

4.01                           Obligations Prior to Establishment of Trust.  Until such time as the Executive shall elect to require the Corporation to establish a Trust pursuant to Section 4.02 hereof, the Corporation shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this SERP.  The Executive and his surviving spouse shall be and remain simply general creditors of the Corporation and shall be treated in the same manner as any other creditor having a general claim for unpaid compensation, at the date as of which his right and/or the rights of his surviving spouse to receive such payments hereunder shall mature and become payable.

4.02                           Establishment of Trust.  At the election of the Executive, upon thirty days’ written notice to the Corporation, the Corporation shall appoint a Trustee and enter into a trust agreement with the Trustee for purposes of establishing a Trust through which all benefits pursuant to this SERP shall be paid.

4.03                           Funding of Trust.  At the direction of the Committee, the Trustee may elect to fund the Trust by the purchase of life insurance contracts or other investments.  If the Trustee elects to fund the Trust through the purchase of life insurance contracts, the Executive shall assist the Trustee by submitting to a physical examination and freely supplying any additional information necessary or helpful to the Trustee to obtain such insurance contracts.  The Corporation shall pay over to the Trustee, on an annual or more frequent basis, at the election of the Corporation, such amounts as are necessary to fund the benefits hereunder as determined by an actuary engaged by the Committee for these purposes.

4.04                           Attachment by Creditors.  Notwithstanding the establishment and funding of the Trust hereunder, at all times during the continuance of the Trust, the income and principal of the Trust shall be fully subject to the rights and claims of the creditors of the Corporation and the Trustee shall delivery any undistributed principal and income to satisfy such claims as a court of competent jurisdiction may direct.

ARTICLE FIVE - MISCELLANEOUS

5.01                           Alienability and Assignment Prohibition.  Neither the Executive nor his surviving spouse shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of the benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his surviving spouse nor shall any of the benefits be transferable by operation of law in the event of bankruptcy or insolvency.  In the event the Executive and/or his surviving spouse attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities under this SERP shall forthwith cease and terminate.

5.02                           Binding Obligation Of Corporation And Any Successor In Interest.  The Corporation hereby expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person, until such corporation, firm or person expressly agrees in writing to assume and discharge the duties and obligations of the Corporation under this SERP.  This SERP shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

5.03                           Revocation and Amendment.  It is agreed by and between the parties hereto that during the lifetime of the Executive, this SERP may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

5.04                           Headings.  Headings and subheadings in this SERP are inserted for reference and convenience only and shall not be deemed a part of this SERP.

5.05                           Applicable Law:  The validity and interpretation of this SERP shall be governed by the laws of the State of Delaware to the extent not preempted by applicable federal law.

5.06                           Named Fiduciary And Plan Administrator.  The Committee is hereby designated the current “named fiduciary and administrator” until removal by the Board of Directors.  As named fiduciary and administrator, the Committee shall be responsible for the management, control and administration of this SERP.  The committee may employ such advisors as it deems necessary and may delegate to qualified individuals certain aspects of the management and operation of this SERP.

5.07                           Claims Procedure and Arbitration.  In the event that benefits become payable under this SERP, the Executive (or his surviving spouse in the case of the Executive’s death) (hereinafter the “claimant”) shall file a claim for benefits by notifying the Committee.  Following such notification, the Committee shall review the claim.  If the claim is denied, in whole or in part, the Committee shall provide to the claimant a written notice within 30 days of the filing of the claim setting forth the specific reasons for denial, specific reference to the provisions of this SERP upon which the denial is based, and any additional material or information necessary for the claimant to perfect the claim.  In addition, such written notice shall indicate the steps to be taken by the claimant, if a further review of the claim denial is desired.

If a claim is denied and a review is desired, the claimant shall notify the Committee in writing within 60 days of the claim denial (and a claim shall be deemed denied if the Committee does not take any action within the aforesaid 30 day period).  In requesting a review, the claimant may review this SERP or any documents relating to it and submit any written issues and comments he or she may feel appropriate.  In its sole discretion, the Committee shall then review the claim and provide a written decision within 60 days.  This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this SERP upon which the decision is based.

As a condition precedent to any right of action hereunder, any dispute arising out of this SERP which is unresolved by the procedures outlined above shall be settled by arbitration in accordance with the “Employee Benefit Plan Claims Arbitration Rules” of the American Arbitration Association, incorporated by reference herein.  The decision of the arbitrator shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.

5.08                           Triennial Review.  The Committee shall undertake a review of the terms and conditions of this SERP and shall make recommendations to the Corporation for increases in the benefits payable under this SERP on the basis of factors including, but not limited to, changes in salary, continued service and long-term performance.  The first review shall be completed by no later than three years from the Effective Date with subsequent reviews also being performed every three years.

5.09                           Reversion to Corporation.  If a Trust is established pursuant to Section 4.02 hereof, upon satisfaction of all liabilities under this SERP to the Executive and his surviving spouse, if any, all funds remaining in the Trust after satisfaction of such liabilities shall revert to and become the property of the Corporation.

IN WITNESS WHEREOF, each of the parties hereto acknowledges that each such party has carefully reviewed this SERP and that upon such execution, each of such parties has received a conforming copy of the original of this SERP.

WITNESS:	EXECUTIVE

/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.

TESSCO TECHNOLOGIES INCORPORATED

	By:	/s/ Gerald T. Garland
Gerald T. Garland,
Treasurer